EXHIBIT 5.1

June 8, 2021

Wetrade Group Inc.

No 1 Gaobei South Coast

Yi An Men 111 Block 37

Chao Yang District

Beijing, China 100020

Re: Form S-1 Registration Statement No. 333-252149

Ladies and Gentlemen:

We have acted as counsel to Wetrade Group Inc, a Wyoming corporation (the “Company”), in connection with the proposed issuance of up to (i) 10,000,000 shares (the “Offering Shares”) of the Company’s common stock, no par value (the “Common Stock”), and (ii) up to 1,500,000 shares of Common Stock, pursuant to the underwriter’s over-allotment option (the “Over-Allotment Shares” and together with the Offering Shares, the “Shares”). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on January 15, 2021 (File No. 333-252149) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to Chapter 16 of the Wyoming Business Corporation Act, located within the Title 17 of 2019 Wyoming Statutes (“WY Stat § 17-16 (2019)”), and as currently in effect (including the statutory provisions contained therein, any applicable provisions of the Wyoming laws and any applicable reported judicial decisions interpreting these laws but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized and when issued and sold in exchange for payment in full to the Company of all consideration required therefor as applicable, and as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable;

In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in WY Stat § 17-16 (2019).

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

/s/ Ortoli Rosenstadt LLP
Ortoli Rosenstadt LLP